Exhibit No. 5.1

Writer’s Direct Dial: (212) 225-2920

Email: akohn@cgsh.com

March 1, 2010

Activision Blizzard, Inc.

3100 Ocean Park Boulevard

Santa Monica, California 90405

Re: Activision Blizzard, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Activision Blizzard, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 17,857,000 shares of the Company’s common stock, par value $0.000001 per share (the “Shares”), to be issued under the Activision Blizzard, Inc. 2008 Incentive Plan (the “Plan”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies (certified or otherwise identified to our satisfaction) of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.  We have further received a letter dated February 24, 2010 from Chris B. Walther, Chief Legal Officer of the Company, representing to us that the Company has available for issuance a sufficient number of authorized shares to deliver the Shares under the Plan, and are relying on such representation.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters  of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are “experts” within the meaning of the

Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Arthur H. Kohn
Arthur H. Kohn, a partner